Press Release

Contact:
David G. Mazzella
President & CEO
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES THIRD QUARTER RESULTS

Pittsford, New York – November 13, 2007. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the three and nine months ended September 30, 2007.  Sales for the company’s third quarter ended September 30, 2007 increased 13% to $2,928,000 from sales of $2,590,000 for the same quarter of 2006.  For the nine months ended September 30, 2007 sales of $9,325,000 increased 22% from sales of $7,640,000 for the first nine months of 2006.

Veramark reported a net loss of $60,000, or $0.01 per share, for the third quarter  compared with a net loss of $173,000 or  $0.02 for the same period last year.  For the nine months ending September 30, 2007 the net loss was $263,000 or $0.03 per share compared with a net loss of $437,000 or $0.05 per share for the same period last year.

The company attributes the growth in year-to-date 2007 revenues to increased sales of VeraSMART, its enterprise level product offering, which increased 71% from 2006 sales levels, and from a growth in revenues generated from managed services contracts.

About Veramark Technologies, Inc.
Veramark’s completely web-based software architecture integrates communications management software with operational support systems (OSS) software.  These solutions include VeraSMART and eCAS Call Accounting, Telemanagement, Work Flow Management, Help Desk/Trouble Ticket, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution. In addition to Veramark’s premise-based solutions, Veramark® offers its customers a robust ASP and managed services alternative, (“TEM”) designed to meet all or a portion of the customer’s defined needs.

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The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500, to small businesses, as well as the public sector, including government agencies and the military.  Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya, Nortel Networks, Cisco Systems, NEC Unified, AT&T Inc., EMBARQ Logistics and others.  All Veramark products and services are made and provided by personnel in the United States.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Third Quarter Ended
	September 30,
	2007	2006

Net Sales	$2,928,240	$2,589,637
Loss Before Taxes	$(60,067)	$(172,873)
Income Taxes	$-	$-
Net Loss	$(60,067)	$(172,873)
Net Loss Per Share	$(0.01)	$(.02)

Weighted Average Number of Shares Outstanding	9,004,789	8,847,273

	Nine Months Ended
	September 30,
	2007	2006

Net Sales	$9,324,965	$7,640,114
Loss Before Taxes	$(262,699)	$(437,402)
Income Taxes	$-	$-
Net Loss	$(262,699)	$(437,402)
Net Loss Per Share	$(0.03)	$(0.05)

Weighted Average Number of Shares Outstanding	8,933,593	8,841,699

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited  to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and  the impact of competition or changes In the marketing strategies of major distributors.